Exhibit 21.1

Subsidiaries of Blyth, Inc.

Subsidiaries of the Registrant/U.S.		Other Names Under WhichSubsidiary Does Business	State/Country of Incorporation
1.	Blyth Home Expressions, Inc.		Delaware
2.	Blyth Direct Selling Holdings, Inc.		Delaware
3.	Blyth Wholesale Holdings, Inc.		Delaware
4.	Blyth Catalog and Internet Holdings, Inc.		Delaware
5.	Boca Java, Inc.		Delaware
6.	Candle Corporation of America	Colonial Candle of Cape Cod	New York
Blyth HomeScents International
7.	CBK Styles, Inc.		Delaware
8.	Endar Reserve, Inc.		California
9.	KWA, Inc.		Minnesota
10.	Midwest of Cannon Falls, Inc.	Midwest	Minnesota
11.	Miles Kimball Company		Wisconsin
12.	PartyLite Gifts, Inc.	PartyLite	Delaware
13.	PartyLite Holding, Inc.		Delaware
14.	PartyLite Worldwide, Inc.	PartyLite	Delaware
15.	Purple Tree, Inc.		Delaware
16.	The Sterno Group LLC		Delaware
17.	Two Sisters Gourmet, Inc.		Michigan

Subsidiaries of the Registrant/International		State/Country of Incorporation
18.	Blyth Asia Limited	Hong Kong
19.	Blyth Candles Ltd.	Ireland
20.	Blyth Sourcing Asia, Ltd.	Barbados
21.	Blyth Holding B.V.	Netherlands
22.	Blyth HomeScents International UK Limited	England
23.	Blyth HomeScents International de Mexico S.A. de C.V.	Mexico
24.	Blyth HomeScents International Servicios S.A. de C.V.	Mexico
25.	Midwest of Cannon Falls Canada	Canada
26.	PartyLite A.p.S.	Denmark
27.	PartyLite A.S.	Norway
28.	PartyLite BV	Netherlands
29.	PartyLite Gifts, Ltd.	Canada
30.	PartyLite GmbH	Germany
31.	PartyLite Handelsgesellschaft m.b.H.	Austria
32.	PartyLite Importaciones S.A. de C.V.	Mexico
33.	PartyLite Manufacturing Limited (formerly known as CCW Manufacturing, Ltd.)	England
34.	PartyLite, S.A. de C.V.	Mexico
35.	Partylite Oy	Finland
36.	PartyLite Pty Limited	Australia
37.	PartyLite SARL, Ltd.	Switzerland
38.	PartyLite SARL	France
39.	PartyLite Trading SA	Switzerland
40.	PartyLite Europe Technology GmbH	Germany
41.	PartyLite U.K., Ltd.	England
42.	Servicios Administrativos PartyLite, S.A. de C.V.	Mexico